Exhibit 10.11

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO EQUITRANS MIDSTREAM CORPORATION IF PUBLICLY DISCLOSED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

February 18, 2021

EQM Olympus Midstream LLC
2200 Energy Drive
Canonsburg, PA 15317
Attn: Paul Kress

Re:    Letter Agreement Regarding Pad-Level Dehydration
Dear Mr. Kress:
Reference is made to that certain Second Amended and Restated Gas Gathering and Compression Agreement by and between Rice Drilling D LLC, a Delaware limited liability company (“RDD”), and Rice Olympus Midstream LLC, n/k/a EQM Olympus Midstream LLC, a Delaware limited liability company (“EQM”), dated as of March 31, 2017 (as amended, modified, and/or supplemented, the “GGA”). This letter agreement (this “Agreement”) is entered into in respect of the GGA, by and between RDD and EQM, as of the date set forth above. Each of RDD and EQM may be referred to herein as a “Party”, and collectively as the “Parties”. Capitalized terms used but not defined herein shall have the meanings given to them in the GGA.
The Parties have agreed that, upon and subject to the terms set forth in this Agreement, RDD shall perform certain dehydration services with respect to RDD’s Gas produced from the Well(s) located on that certain Well Pad commonly known as the Walking Tall Well Pad, located in Belmont County, Ohio (the “Pad”, and such Gas, the “Walking Tall Gas”) after EQM [***]. The Receipt Point located at or assigned to the Pad shall be referred to herein as the “Walking Tall Receipt Point”.
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.Dehydration and System Compressor Station. Commencing as of the Pad Transition Date and thereafter for the remainder of the Term (the “Service Period”), RDD agrees to and shall perform, or cause to be performed, pad-level dehydration of the Walking Tall Gas upstream of the Walking Tall Receipt Point. During the Service Period, the Walking Tall Gas delivered by or for the account of RDD at the Walking Tall Receipt Point shall be required to comply with the Gas Quality Specifications as set forth in the GGA; provided, however, the Walking Tall Gas shall be deemed to be in compliance with Section 10.1(f) if it does not have a water vapor content of greater than [***] pounds per Cubic Foot of Gas. EQM shall transition the Pad to a System Compressor Station on or before 10:00 a.m. Eastern Standard Time on Saturday, February 20, 2021, and shall promptly provide written notice (via email) to RDD of the same. RDD agree to be responsible for, and indemnify, release and hold EQM and its Affiliates, directors, officers, employees, agents, consultants, representatives, and invitees harmless from and against, all claims and losses of whatever kind and nature resulting from EQM’s acceptance of non-conforming Gas delivered for or on account of RDD at the Walking Tall Receipt Point during the Service Period. Gatherer reserves rights to reject receipt of non-conforming Gas at the Walking Tall Receipt in accordance with Section 10.2.
2.Data. During the Term, RDD shall provide EQM with access to the real time data collected by RDD’s Gas moisture analysis equipment located at the Pad, to the extent such data relates to the moisture content of the Walking Tall Gas. [***].
3.Compression Fee. Notwithstanding the fact that RDD will be performing pad-level dehydration as set forth herein, during the Service Period and subject to the other provisions of the GGA, RDD shall be assessed the Compression Fee for all quantities of Gas received from RDD or for RDD’s account at the Walking Tall Receipt Point that are compressed at a System Compressor Station.
4.Term. This Agreement shall be effective as of the date hereof and shall remain in full force and effect until the earlier to occur of: (a) the date upon which the Parties mutually agree in writing to terminate this Agreement; (b) the date upon which EQM has notified RDD in writing that it has completed construction of those certain pig launchers and receivers located on the Gathering System; and (c) [***] (the “Term”).
5.Entire Agreement. This Agreement supersedes and replaces all prior agreements, oral, and written between the Parties with respect to the subject matter hereof. In the event of any conflict or inconsistencies between this Agreement and the GGA, the terms and conditions of this Agreement govern and prevail.
6.Miscellaneous. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles. This Agreement may be executed in any number of counterparts, including by electronic signature, each of which shall be considered an original for all purposes, and all of which, when taken together, shall constitute one and the same instrument. Signatures delivered by facsimile or other electronic means shall have the same force and effect as originals. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement. Each Party represents and warrants that it has the full authority and power to enter into this Agreement and the person signing on behalf of each such Party is duly authorized to do so.
[Signatures follow.]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have executed this Agreement to be effective as of the date first set forth above.

RICE DRILLING D LLC

By: /s/ Julian Carrillo
Name: Julian Carrillo
Title: Vice President Production

EQM OLYMPUS MIDSTREAM LLC

By: /s/ Paul Kress
Name: Paul Kress
Title: VP
Signature Page to Letter Agreement